EX 99.28(p)(2)(ii)

AQR PERSONAL SECURITIES TRANSACTIONS AND PRIVATE INVESTMENTS POLICY

A.	Reporting of Transactions in Personal Accounts

1.	General Policy

It is a general policy of AQR Capital Management, LLC and its advisory affiliates, including CNH Partners, LLC (collectively, the “Firm”) that Covered Persons may trade Securities in Personal Accounts in which they have a direct or indirect Beneficial Interest only if they comply with the Firm’s Personal Trading policies outlined herein.  This policy applies to all of the transactions and holdings of a Covered Person in Covered Securities.  All exceptions to this policy must be approved by the CCO.

Please refer to section F. below (“Definitions”) of this policy for definitions of the capitalized terms referred to herein.

2.	Duplicate Trade Confirmations and Statements

Employees are required to disclose all Personal Accounts.  Upon disclosure of the accounts, the Compliance Department will notify the broker(s) to provide (i) copies or electronic transmissions of all trade confirmations relating to transactions in the Covered Person’s Personal Accounts, and (ii) duplicate copies of periodic brokerage statements or electronic transmissions of monthly holdings.

Trade confirmations should include the following information:

●	Personal Account holder’s name and account number
●	Ticker symbol or CUSIP, as applicable
●	Interest rate and maturity date, as applicable
●	Quantity of shares or Securities, and the principal amount
●	Date and nature of transaction (i.e., purchase, sale or other acquisition or disposition)
●	Price of the Security
●	Name of broker, dealer or bank with or through the transaction was effected

For any securities transaction or holding (e.g., Private Investments) that does not appear on a trade confirmation or brokerage statement, the Employee must provide the Compliance Department with the same information enumerated above within ten (10) days of the end of the calendar quarter in which the transaction occurred.  These transactions generally require pre-clearance via the Firm’s Compliance System (see the Pre-clearance of Private Transactions in section B.2. of this policy before engaging in such transactions).

3.	Personal Accounts Limited to Approved Brokers

Covered Persons may only maintain Personal Accounts with Firm-approved brokers.  Once an account is opened with an Approved Broker, the Employee must obtain Compliance Department approval to commence trading in Covered Securities.  In addition, Employees must notify the Compliance Department through the Firm’s Compliance System when closing a Personal Account.  Any exception to this policy must be approved by the CCO.  The Firm’s current Approved Brokers are:

1.	TD Ameritrade
2.	Fidelity
3.	Charles Schwab
4.	E*Trade
5.	Interactive Brokers
6.	JP Morgan
7.	Merrill Lynch
8.	Morgan Stanley
9.	Scottrade
10.	UBS
11.	Vanguard
12.	Wells Fargo

4.	Third Party Managed Accounts

Covered Persons are permitted to maintain third party managed accounts (subject to the Compliance Department’s prior approval) with those investment managers that provide the Firm with a copy of the account management agreement or other governing documents that clearly state the investment manager’s exclusive discretionary authority over the account.  Transactions within Personal Accounts managed by an independent third-party with exclusive discretionary authority are exempt from the Firm’s pre-clearance requirement.1

Note - If such an arrangement is not in writing, pre-clearance of transactions within such accounts will be required.

All transactions and holdings within third party managed accounts are subject to periodic monitoring by the Compliance Department.

5.	Annual Holdings Reports and Certifications

On an annual basis, each Employee is required to certify to their holdings in all Covered Securities and certify to all transactions in Covered Securities no later than 45 days after the end of the calendar year.  Additionally, Employees must certify on a quarterly basis adherence to this

1 Please note that agreements of non-disclosure cannot be relied on for: (i) joint accounts in which a Covered Person has a Beneficial Interest; or (ii) where investment control is shared with a Covered Person.

policy.  Please note such certifications are required even if the Employee does not hold Personal Accounts or enter into any transactions.  The above-referenced certifications must be completed electronically through the Firm’s Compliance System.

B.	Pre-clearance Requirements

1.	Pre-clearance of Personal Trades

Employees are required to pre-clear all transactions in Covered Securities through the Firm’s Compliance System.

2.	Pre-clearance of Private Investments
Each Employee is required to pre-clear all transactions in Private Investments through the Firm’s Compliance System.  Employees are also required to provide the Compliance Department with a copy of any offering memorandum, term sheet, subscription agreement, or other information, as required.
3.	Personal Loans

Employees must pre-clear with the Compliance Department any personal loan with a Financial Institution that will be collateralized by Securities.  The pre-clearance request should be emailed to the Compliance Department at employeetrading@aqr.com.  Pre-clearance involves supplying the Compliance Department with the name of the Financial Institution, the security or securities used as collateral and a description of the loan’s purpose.

4.	Transactions Not Requiring Pre-clearance

The following transaction types do not require pre-clearance by the Compliance Department and are not subject to holding period rules. Covered Persons need NOT report or pre-clear transactions in the following exempt securities:

i.	direct obligations of the Government of the United States;

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	shares issued by open-end registered investment companies (mutual funds); and

iv.	currency futures, currencies, currency forwards and derivatives thereof.

C.	Pre-clearance Procedures

Employees must adhere to the following pre-clearance procedures:

●	Pre-clearance requests must be submitted electronically through the Firm’s Compliance System. If an Employee is unable to access the Compliance System, the pre-clearance request should be emailed to the Compliance Department at employeetrading@aqr.com.

●	The Compliance System will approve or deny the transaction per the Compliance Department’s parameters.

●	If approval is granted, it is effective only on the date of approval.

●	The Compliance Department reserves the right to deny any trade for any reason. The reasons for any such denial may not be shared with the Employee.

●	If a pre-clearance request is approved, there may be a possibility that the trade will subsequently be denied by the Compliance Department.

Note - Facts and circumstances may occur, post pre-clearance approval, which may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains.

D.	Prohibitions and Restrictions on Personal Transactions

1.	Material Nonpublic Information.

The purchase or sale of any Securities while in possession of material nonpublic information (“MNPI”) regarding any issuer of such Securities is strictly prohibited.  Any Employee who comes into possession of MNPI must immediately contact the CCO or the Compliance Department.  Please see the “Policy to Prevent the Misuse of Material Nonpublic Information” section of the Compliance Manual for additional information.

2.	Restricted List.

Trading in Securities and derivatives thereof of issuers on the Firm’s Restricted List is prohibited.

3.	Market Abuse.

The Firm strictly prohibits Employees from engaging in any personal transactions in mutual funds that could be perceived as market abuse (e.g., market timing) or in a manner inconsistent with a mutual fund’s prospectus.

4.	Required Holding Period.

A Covered Person may not purchase and sell, or sell and purchase, the same stock or equivalent (including any exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index) within 30 calendar days.  Exceptions may be granted by the CCO under certain circumstances (i.e. extreme financial need).

Note - This policy does not apply to broad based unaffiliated, closed-end funds, unit trusts, exchange traded funds or Exempt Securities.

5.	Short Sales.

All short sales are prohibited.  If a Covered Person commences employment with an outstanding short position, such position must be exited within 120 days.  Prior to exiting the position, the transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

6.	Options.

Trading in options is prohibited. If a Covered Person has an outstanding option position prior to the imposition of this policy or commences employment with such a position, the position may be exercised or held until expiration.

7.	Initial Public Offerings.

Purchasing of any security issued in an Initial Public Offering of an issuer’s Securities is prohibited.

8.	Futures.

Trading in futures is prohibited.  If a Covered Person has an outstanding futures position prior to the imposition of this policy or commences employment with such a position, the position may be held until the expiration date or exited within 120 days.

Note - if a Covered Person wishes to exit an existing futures position, this transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

9.	Front Running.

Front running is prohibited.  Front running is taking a position in a Security or interest in a Personal Account with knowledge that the Firm will soon take a position in the same Security or interest.  The Firm prohibits front running because it may disadvantage a Client by possibly impacting the price of a transaction subsequently entered into on behalf of a Client.

10.	Scalping.

Scalping is prohibited.  Scalping refers to taking improper advantage of a Client’s trading for the benefit of a Covered Person’s Personal Account. The Firm prohibits scalping because it may disadvantage a Client in relation to pricing and/or execution.

11.	Excessive Activity

Personal Trading should not interfere with an Employee’s responsibilities to the Firm.  The Compliance Department reviews the volume of all Employees’ personal trading and reserves the right to restrict personal trading for a particular Employee or for all Employees.

E.	Personal Trading Violations

The CCO reserves the right to prohibit a Covered Person’s personal trading at any time for any reason.  If a Covered Person does not comply with the Firm’s personal trading policies outlined herein, the Firm may require the Covered Person to trade out of the applicable position.  Each Covered Person agrees to exit or liquidate, or to cause such positions to be exited or liquidated, upon instructions from the CCO, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary action, including the suspension of personal trading privileges or termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

F.	Definitions

●	Beneficial Interest: The term “Beneficial Interest” is the right to the economic benefits of a Security and includes all Securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities.

●	Client: The term “Client” means a person or entity with an advisory or sub-advisory agreement with AQR Capital Management, LLC and/or CNH Partners, LLC.

●	Compliance System: The term “Compliance System” means the Firm’s Compliance Pre-clearance, Reporting and Certification System (StarCompliance).

●	Covered Person: The term “Covered Person” includes the definitions of Employee and Members of Household.

●	Covered Securities: The term “Covered Securities” means any Security other than Exempt Securities

●	Employee: The term “Employee” means any principal, officer or person employed by the Firm, and such other persons as may be designated by the CCO.

●	Financial Institution: The term Financial Institution” includes: (1) a bank holding company; (2) a savings and loan holding company; (3) any bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (4) any member of the Federal Home loan Bank System; (5) any credit union, the accounts of which are insured by the National Credit Union Share Insurance Fund; (6) any federal land bank, federal land bank association, federal intermediate credit bank, production credit association and bank for cooperatives; and (7) any small business investment company.

●	Members of Household: The term “Members of Household” means any person who lives in the Covered Person’s residence and shares personal assets (e.g., spouse, partner,

child, stepchild, grandchild, parent, stepparent, sibling, in-laws, grandparent and any other person who supports the Covered Person, or who the Covered Person supports directly or indirectly to a material extent (i.e., providing more than 25% or more of a person’s annual income).

●	Narrow-Based Security Index: A Narrow-Based Security Index means an index — that has 9 or fewer component securities; in which a component security comprises more than 30 percent of the index’s weighting; in which the five highest weighted component securities in the aggregate comprise more than 60 percent of the index’s weighting; or in which the lowest weighted component securities comprising, in the aggregate, 25 percent of the index’s weighting have an aggregate dollar value of average daily trading volume of less than $50,000,000 (or in the case of an index with 15 or more component securities, $30,000,000), except that if there are two or more securities with equal weighting that could be included in the calculation of the lowest weighted component securities comprising, in the aggregate, 25 percent of the index’s weighting, such securities shall be ranked from lowest to highest dollar value of average daily trading volume and shall be included in the calculation based on their ranking starting with the lowest ranked security. Note – single name commodity ETFs are not included in this definition.

●	Personal Account: The term “Personal Account” of an Employee means any account (including any custody account and any account maintained by an entity that may act as a broker or principal or any account where a third party has been granted discretionary investment authority) holding stocks, bonds, futures, options, listed or OTC derivatives or other instruments in which the Employee or any of his or her Members of Household has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons (excluding any Firm or Fund account). Retirement accounts (e.g., 401(k) plans) and education savings accounts (e.g., 529 plans) are not required to be disclosed provided that no single stock trading may be conducted.

●	Private Investments: The term “Private Investments” means investments in AQR hedge funds, other hedge funds, private equity funds, venture capital funds, real estate funds, or companies, including by way of privately placed securities, whose securities are not listed on a public securities exchange, but excludes investments in mutual funds and exchange traded funds.

●	Restricted List: The Restricted List is the Firm’s list of Securities for which Personal Account and Firm trading is either partially of wholly prohibited unless pre-approved by the CCO.

●	Security: The term “Security” has the same meaning as set forth in Section 202 (a)(18) of the U.S. Investment Advisers Act of 1940, including all forms of stocks, notes, bonds, debentures and other evidences of indebtedness, investment contracts, derivatives of such instruments (e.g., options, warrants and spread bets) and any other investment instruments.

Effective Date: April 2015